Execution Copy
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE dated as of June 18, 2024 (this “Supplemental Indenture”), among LD Holdings Group LLC, a Delaware limited liability company (the “Company”), the guarantors named on the signature pages hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, each of the Company, the Guarantors and the Trustee have executed and delivered the Indenture, dated as of October 27, 2020 (the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 6.500% Senior Notes due 2025 of the Company (the “Notes”) and the guarantee of such Notes issued under the Indenture by the Guarantors (the “Guarantees”);
WHEREAS, Section 9.2 of the Indenture provides that, subject to certain conditions, the Company, the Guarantors and the Trustee may amend, supplement or otherwise modify the Indenture, the Notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of all the outstanding Notes issued under the Indenture (including consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes) (such consents, the “Required Consents”);
WHEREAS, the Company has offered to exchange (the “Exchange Offer”) for a combination of up to $423 million aggregate principal amount of the Company’s 8.250% Senior Secured Notes due 2027 and cash, any and all of the outstanding Notes, upon the terms and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement relating to the Exchange Offer, dated as of May 20, 2024 (as supplemented from time to time, the “Offering Memorandum”);
WHEREAS, in connection with the Exchange Offer, the Company has also solicited the Required Consents (such solicitation, the “Consent Solicitation”) to certain proposed amendments to the Indenture set forth in Articles II and III of this First Supplemental Indenture;
WHEREAS, at or prior to 5:00 p.m., New York City time, on June 18, 2024, the Company received the Required Consents pursuant to the Consent Solicitation;
WHEREAS, the Company has satisfied all conditions precedent provided under the Indenture to enable the Company, the Guarantors and the Trustee to enter into this First Supplemental Indenture, the execution and delivery of this First Supplemental Indenture is authorized or permitted by the Indenture and all other conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid, binding and enforceable agreement against the Company and the Guarantors in accordance with its terms have been performed and fulfilled, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this First Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture;
WHEREAS, the Indenture provides pursuant to Section 9.2 that the Trustee will join the Company and the Guarantors in the execution of any amended or supplemental indenture authorized pursuant to Section 9.2 of the Indenture if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee under the Indenture or otherwise; and

WHEREAS, the board of directors of the Company and each Guarantor have authorized and approved the execution and delivery of this First Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular Section hereof.
ARTICLE II

CONSENTED AMENDMENTS
Section 2.1    Amendments to Certain Provisions of the Indenture.
(a)    The Indenture is hereby amended to delete Section 3.2 (Limitations on Indebtedness), Section 3.3 (Limitation on Restricted Payments), Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock), Section 3.6 (Limitation on Liens), Section 3.7 (Limitation on Guarantees), Section 3.8 (Limitation on Affiliate Transactions), Section 3.9 (Change of Control), Section 3.10 (Reports), paragraphs (a)(2), (a)(3), (c), (d) and (e) of Section 4.1 (Merger and Consolidation), Article X (Guarantee) and Exhibit B (Form of Supplemental Indenture), and all references thereto contained in the Indenture, in their entirety, with such Sections and references having no further force or effect.
(b)    The Indenture is hereby amended to delete Sections 6.1(a)(4), 6.1(a)(5), and 6.1(a)(6) (Events of Default), and all references thereto contained in Section 6.1 and elsewhere in the Indenture, in their entirety, and the occurrence of the events described in Sections 6.1(a)(4), 6.1(a)(5), and 6.1(a)(6) shall no longer constitute Events of Default.
(c)    The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (a) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.
(d)    All definitions set forth in Section 1.1 (Definitions) of the Indenture that relate to defined terms used solely in the Sections deleted by this First Supplemental Indenture are hereby deleted in their entirety.
(e)    All references to Sections of the Indenture amended by this First Supplemental Indenture shall be to such Sections as amended by this First Supplemental Indenture.
Section 2.2    Release of Guarantees.
(a)    Each of the Guarantors shall be fully and unconditionally released from its Guarantee and all references thereto, including through the terms: Guarantors, Guaranteed Obligations,

Other Guarantee and Note Guarantees, contained in the Indenture, in their entirety, shall have no further force or effect.
ARTICLE III

AMENDMENTS TO THE NOTES
Section 3.1    Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture.
Section 3.2    Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes effective may, at the sole discretion of the Company, be affixed to, stamped, imprinted or otherwise legended, with a notation as follows:
“The restrictive covenants of the Company and certain of the Events of Default and other provisions have been eliminated, as provided in the First Supplemental Indenture, dated as of June 18, 2024. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
ARTICLE IV

MISCELLANEOUS
Section 4.1    Effectiveness. The provisions of Article II and III of this First Supplemental Indenture shall become effective immediately but shall not become operative until both (i) the Company pays the Total Consideration or the Tender Consideration (each as defined in the Offering Memorandum), as applicable, to Holders who have validly tendered (and not validly withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Company informs the Trustee in writing (which may be by e-mail) that the payment in clause (i) has been made.
Section 4.2    Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 4.3    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 4.4    Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 4.5    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or for the recitals contained herein.
Section 4.6    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors and the rights, protections and indemnities afforded the Trustee under the Indenture shall apply to any action (or inaction) of the Trustee hereunder or in connection herewith. The Trustee is executing this First Supplemental Indenture and performing hereunder solely in conclusive reliance on (i) the consents and direction of the consenting Holders who together constitute the Required Consents, (ii) the statements and representations of the Company hereunder and in the Officer’s Certificate and (iii) the Opinion of Counsel being delivered in connection herewith.
Section 4.7    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 4.8    Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplemental Indenture and the Indenture.
Section 4.9    Counterparts.
(a)    The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(b)    The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 4.10    Effect of Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 4.11    Successors. All agreements of the Company and the Guarantors, as applicable, in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date and year first above written.

LD HOLDINGS GROUP LLC
By:	/s/ Sheila Mayes
Name:	Sheila Mayes
Title:	Executive Vice President and Treasurer
GUARANTORS:

LOANDEPOT.COM, LLC
By:	/s/ Sheila Mayes
Name:	Sheila Mayes
Title:	Treasurer

LD SETTLEMENT SERVICES, LLC By: LD Holdings Group LLC, its sole Member
By:	/s/ Sheila Mayes
Name:	Sheila Mayes
Title:	Executive Vice President and Treasurer

ARTEMIS MANAGEMENT LLC
By:	/s/ Sheila Mayes
Name:	Sheila Mayes
Title:	Treasurer

MELLO HOLDINGS, LLC
By:	/s/ Sheila Mayes
Name:	Sheila Mayes
Title:	Treasurer

[Signature Page to First Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Barry D. Somrock
Name:	Barry D. Somrock
Title:	Vice President

[Signature Page to First Supplemental Indenture]